Exhibit 10.1

Amendment to Executive Agreement

This Amendment to Executive Agreement (this “Amendment”) is made and entered into by Richard W. Dreiling (“Executive”) and Dollar Tree, Inc. and each of its subsidiaries (collectively, the “Company”) and amends that certain Executive Agreement between Executive and the Company effective March 19, 2022 (the “Executive Agreement”).

WHEREAS, Executive serves as Executive Chairman of the Board pursuant to the Executive Agreement; and

WHEREAS, the Executive Agreement provides for the terms and conditions of Executive’s employment in his current role; and

WHEREAS, the Company has determined to appoint Executive as Chief Executive of the Company, effective January 29, 2023 (the “Appointment Date”), which role Executive will hold in addition to Executive Chairman; and

WHEREAS, the Company and Executive wish to amend the Executive Agreement to reflect Executive’s additional role as Chief Executive.

NOW, THEREFORE, the Company and Executive hereby agree as follows:

FIRST: Section 2(a) is amended to read as follows:

(a)    Executive will serve as Executive Chairman, and, as of the Appointment Date, as Chief Executive of the Company and will report solely to the Company’s Board of Directors (the “Board”). Executive will have those powers and duties normally associated with the positions of Executive Chairman and, during such period as appointed, Chief Executive. Additionally, the Company will nominate Executive for reelection to the Board at each annual meeting of the Company’s stockholders at which directors will be elected during the period in which Executive remains employed by the Company as Executive Chairman and/or Chief Executive. On and after the Appointment Date, the terms of Executive’s employment in such roles (including compensation) will continue to be governed by this Agreement. During any period in which Executive serves as Chief Executive of the Company, the Company will appoint Executive as Chairman of the Board and continue to nominate Executive for reelection to the Board as Chairman of the Board at each annual meeting of the Company’s stockholders at which directors will be elected during the period in which Executive remains employed by the Company as Chief Executive.

SECOND: Section 3(a) is amended to read as follows:

(a)    Base Salary. The Company will pay Executive a base salary at the rate of not less than $1,000,000 per year (“Base Salary”). Executive’s Base Salary will be paid in approximately equal installments in accordance with the Company’s customary payroll practices. Executive’s Base Salary shall be reviewed annually for increase in the sole discretion of the Board. If Executive’s Base Salary is increased by the Company, such increased Base Salary will then constitute the Base Salary for all purposes of this Agreement. After the Appointment Date, and during the period Executive serves as Executive Chairman and Chief Executive, the Base Salary for purposes of this Agreement will be $1,350,000 per year. In the event Executive ceases to serve as Chief Executive but continues to serve as Executive Chairman, Executive’s Base Salary shall return to the amount of Base Salary that was in effect and payable to Executive immediately prior to the Appointment Date.

THIRD: Section 3(b) is amended to read as follows

(b)    Benefits. Executive will be entitled to participate in such employee welfare and benefit plans and programs of the Company as are made available to the Company’s senior level executives and to its employees generally subject to the terms of such plans and programs as may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability and life insurance plans. Executive will be entitled to unlimited use of the Company aircraft for business purposes, at the sole expense of the Company, which shall include all travel to Chesapeake reasonably determined by the Company to be for business use. Executive will also be entitled to use of the Company aircraft for personal travel, subject to and in accordance with the Company’s aircraft use policies applicable to senior level executives as in effect from time to time; provided, however, that if Executive’s use of the Company’s aircraft for personal travel exceeds the maximum amount permitted by such policies, Executive shall reimburse the Company for the full incremental costs associated with such non-business use as determined in accordance with applicable federal laws and federal agency rules and regulations. In addition, the Company shall (i) reimburse Executive for lodging while in Chesapeake and (ii) pay any incremental costs associated with Executive’s personal assistant in the event that she is required to work more than ten hours per week as a result of supporting Executive in the performance of his duties hereunder, in each case to the extent reasonably determined by the Company to be for business use.

FOURTH: Section 3(d) is amended to read as follows:

(d)    Acknowledgement. Except as otherwise provided in Section 4 and in the following sentence, Executive acknowledges and agrees that Executive will not be eligible for any short-term incentive, long-term incentive or equity-based compensation and will not be entitled to any pension or retirement savings benefits. During the period Executive serves as Chief Executive, Executive will be eligible to receive an award of short term incentive compensation in accordance with the terms of the Company’s Management Incentive Compensation Plan, with a target amount of 175% of the Executive’s Base Salary as Executive Chairman and Chief Executive as set forth in Section 3(a) hereof, subject to such performance criteria and other conditions as may be approved by the Board upon the recommendation of the Compensation Committee of the Board.

FIFTH: Section 6(g)(iii) is amended to read as follows:

(iii) For purposes of this Agreement, “Good Reason” shall mean Executive’s resignation of employment during the Term with the Company within one hundred twenty (120) days following the date Executive knows of any of the following occurring, without Executive’s consent, during the Term:

1.    A material adverse change in Executive’s position, authority, reporting relationship, duties or responsibilities (which shall not be deemed to include Executive’s ceasing to serve as Chief Executive during the Term or changes resulting therefrom);
2.    A reduction that is more than immaterial in Executive’s Base Salary (which shall not be deemed to include a reduction in accordance with the last sentence of Section 3(a));
3.    The failure of the Company to obtain an agreement reasonably satisfactory to Executive from any successor to assume and agree to perform this Agreement;
4.    Any termination (or purported termination) of Executive’s employment which is not effected pursuant to the terms of this Agreement; or
5.    Any material breach by the Company of this Agreement (which shall not be deemed to include a determination by the Board that Executive shall cease to serve as Chief Executive prior to the end of the Term).

Notwithstanding the above, an event shall not constitute Good Reason unless it is communicated by Executive to the Company in writing within ninety (90) days following the date Executive knows of the occurrence of such event, and such event is not corrected by the Company in a manner which is reasonably satisfactory to Executive (including full retroactive correction with respect to any monetary matter) within ten (10) days of the Company’s receipt of such written notice from Executive.

SIXTH: Section 13 is amended to read as follows:

13.    Entire Agreement. Unless specifically provided herein, this Agreement (as amended by the Amendment) and the Mutual Agreement to Arbitrate Claims (or any other arbitration agreement between the Parties) contain all the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersede all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

SEVENTH: Section 14 is amended to read as follows:

14.    Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and an authorized officer or Board representative of the Company. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition.

EIGHTH: Exhibit A is amended to remove Aramark.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment to Executive Agreement this 25th day of January, 2023.

EXECUTIVE	DOLLAR TREE, INC. and its subsidiaries

/s/ Richard W. Dreiling	By:	/s/ Edward J. Kelly, III
Richard W. Dreiling	Name:	Edward J. Kelly, III
	Title:	Lead Independent Director

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